UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT: February 23, 2006

(Date of earliest event reported)

Hornbeck Offshore Services, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-32108	72-1375844
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

103 Northpark Boulevard, Suite 300 Covington, LA	70433
(Address of Principal Executive Offices)	(Zip Code)

(985) 727-2000

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 – Results of Operations and Financial Condition

The information in this Item 2.02 of this Current Report on Form 8-K is being furnished according to general instruction B.2. thereunder, and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section. The information in this Item 2.02 of this Current Report shall not be incorporated by reference into any registration statement pursuant to the Securities Act of 1933.

On February 23, 2006, Hornbeck Offshore Services, Inc., a Delaware corporation (the “Company”), announced the results of its operations for the three months and twelve months ended December 31, 2005. Additional information is included in the Company’s press release dated February 23, 2006, which is attached hereto as Exhibit 99.1.

Item 8.01 – Other Events

Recent Developments

Acquisition of Lease Rights to Port Facility. To support its rapidly expanding OSV operations in the Gulf of Mexico and to support customers’ logistics requirements, the Company acquired in December 2005 a shore base facility located in Port Fourchon, Louisiana for approximately $5.0 million. The facility lease has eight years remaining on its initial term, with four additional five-year renewal periods. Formerly known as ASCO Magnolia, the facility has been renamed HOS Port. The Company is currently developing expansion plans for the facility.

Long-Term Military Contracts Prompt Expansion of OSV Newbuild Program #4. In response to the demonstration of certain enhanced capabilities developed by Hornbeck Offshore of its proprietary vessels, the Company was recently able to place all four of its 240 ED class OSVs on long-term time charters with the U.S. military at current market dayrates. Due to the popularity of the 240 ED class design with our oilfield customers in the US Gulf of Mexico, the Company plans to build four new 240 “EDF class” vessels to replace the four 240 ED class vessels that are now serving the military. The new 240 EDF design is an adaptation of the Company’s proprietary 240 ED design with modifications that allow for faster transit speeds.

Based on internal estimates, the incremental cost of four new vessels is expected to be approximately $80.0 million in the aggregate, excluding capitalized construction period interest. The Company has contracted with a Gulf Coast shipyard for the construction of two of the four 240 EDF class OSVs. The Company has also signed a letter of intent with a West Coast shipyard for the two remaining vessels, plus options for two additional vessels. All of the new OSVs to be constructed under this expansion of the OSV Newbuild Program #4 are expected to be delivered by mid to late-2008, with the first vessel due out in late 2007. These four vessels, which comprise approximately 11,000 deadweight tons in the aggregate (17,000 deadweight tons, if the optional two vessels are built), are in addition to the 20,000 deadweight tons of new generation OSV vessel capacity originally announced in September 2005 as OSV Newbuild Program #4.

Recent Increase in 2006 Contract Coverage. With dayrates currently at all-time record levels, the Company has recently signed term contracts, some of which may extend into 2008, for ten of its vessels, six in its OSV fleet and four in its TTB fleet, at prevailing market dayrates. As of the date of its last earnings call in early November 2005, the Company had approximately 30% and 40% of its available vessel days for the calendar year 2006 contracted for its OSV and TTB fleets, respectively, compared to approximately 67% and 81%, respectively, today. However, in keeping with the Company’s optimistic outlook in each of its two business lines, only 17% and 18% of the Company’s available vessel days in its OSV and TTB segments are now contracted for 2007, respectively. The Company still believes that the US Gulf of Mexico is in the midst of an extended multi-year up-cycle and, therefore, currently plans to maintain a contracting strategy over the near term designed to preserve its ability to participate in further dayrate expansion on the balance of its fleet throughout the remainder of the guidance period.

Item 9.01 – Financial Statements and Exhibits

(c)	Exhibits.

99.1	Press Release, dated February 23, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Hornbeck Offshore Services, Inc.

Date: February 23, 2006	By:	/s/ JAMES O. HARP, JR.
James O. Harp, Jr.
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated February 23, 2006

4